Exhibit 99.1

Press Release

Company Contact:

David Faulkner

Cimetrix Incorporated

Phone: (801) 256-6500

Fax: (801) 256-6510

dave.faulkner@cimetrix.com

Media & Analysts Contact:

Stew Chalmers

Positio Public Relations

Phone: (408) 453-2400

Fax: (408) 453-2404

stew@positio.com

Cimetrix Announces 2007 Year-End Financial Results

SALT LAKE CITY, UT — March 31, 2008 — Cimetrix, Incorporated (OTC: CMXX), a leading provider of factory automation software and solutions for the global semiconductor and electronics industries, today reported financial results for the year ended December 31, 2007.

Total revenues for 2007 increased 15% year-over-year to $6,389,000 from $5,556,000.  The Company reported a net loss of $1,309,000, or $0.04 per basic and diluted share in 2007, compared to a net loss of $1,149,000, or $0.04 per basic and diluted share in 2006.  Fourth quarter 2007 revenues were $1,582,000, compared with fourth quarter 2006 revenues of $1,512,000 and third quarter 2007 revenues of $1,630,000.

“Despite the current downturn in the semiconductor capital equipment industry, we recorded year-over-year growth in revenue. We had a strong increase in professional services revenues in 2007, which we believe will lead to increases in software license revenue in future years.  However, we encountered a number of larger than anticipated costs during the fourth quarter which affected our performance,” said Bob Reback, president and CEO.  “During the fourth quarter, a professional services project in our relatively new Data Management Solution Center required significant added resources and costs.  Cimetrix made appropriate changes in project management and procedures, along with the required investments, to ensure our customer’s success.  In addition, as a public company, we were required to implement Sarbanes-Oxley internal controls, which consumed more time and expense than anticipated.  Fortunately, both of these matters were mostly non-recurring costs.”

2007 Highlights

•                  Fulfillment of joint development project.  Cimetrix met all major milestones associated with a joint development project with a top tier US based equipment supplier.  This major equipment supplier will serve as the beta and reference customer for a new Tool Control product line that Cimetrix plans to introduce during 2008.

•                  Continued success in Japanese market.  Cimetrix continued working closely with its exclusive distributor in Japan, CIM, Inc., to both win new customers and expand relationships with existing customers.  Cimetrix and CIM obtained a number of important “design wins” for the Company’s CIM300 and CIMPortal connectivity products that should lead to increases in software license revenue in future years.

Outlook for 2008

Cimetrix has clear evidence that the industry is experiencing a slowdown in short term shipments and orders which will negatively affect our performance in the first quarter of 2008.  Longer term, software revenues are poised to grow as new top tier customers gained over the past several years increase shipments of equipment using Cimetrix software and as we continue to expand our product line.

About Cimetrix Incorporated

Cimetrix designs, develops, markets, and supports factory automation software for the global semiconductor and electronics industries. Cimetrix’s connectivity software allows equipment manufacturers to quickly implement the SECS/GEM standards, with over 10,000 connections shipped worldwide. It also provides solutions to meet the 300mm SEMI communications standards, with OEM customer installations in all major 300mm fabs, and products designed for the new Interface A standards. Cimetrix’s PC-based motion control software is used by leading equipment manufacturers for demanding robotic applications. Cimetrix provides total solutions for its customers with engineering services and passionate technical support. Major products include CIMConnect™, CIM300™, CIMPortal and CODE™ (Cimetrix Open Development Environment). For more information, please visit www.cimetrix.com.

Safe Harbor Statement:

The matters discussed in this news release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Statements about the Company’s prospects for future growth and results of operations are forward-looking statements. The comments made by the Company’s senior management in regards to future revenue and results are based on current expectations and involve risks and uncertainties that may adversely affect expected results including but not limited to capital expenditures by semiconductor chip manufacturers, market acceptance of the Company’s products, the timing and degree of adoption of Interface A by the semiconductor industry, the ability of the Company to control its costs associated with providing products and services, the mix between products and services (which generally have higher associated costs of revenue) provided by the Company, the competitive position of the Company and its products, which include CODE, CIMConnect, CIM300 and CIMPortal product families, the economic climate in the markets in which the Company’s products are sold, technological improvements, and other risks discussed more fully in filings by the Company with the Securities and Exchange Commission.  Many of these factors are beyond the control of the Company.  Reference is made to the Company’s most recent filing on Form 10-K, which further details such risk factors.

CIMETRIX INCORPORATED AND SUBSIDIARIES

Consolidated Balance Sheets

	December 31,
	2007	2006
ASSETS

Current assets:
Cash and cash equivalents	$339,000	$313,000
Accounts receivable, net	1,035,000	1,337,000
Inventories	8,000	11,000
Prepaid expenses and other current assets	52,000	45,000
Total current assets	1,434,000	1,706,000

Property and equipment, net	165,000	177,000
Intangible assets, net	284,000	563,000
Goodwill	64,000	64,000
Other assets	29,000	28,000

	$1,976,000	$2,538,000

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$438,000	$153,000
Accrued expenses	602,000	378,000
Deferred revenue	328,000	614,000
Current portion of notes payable — related parties, net	163,000	—
Current portion of notes payable, net	543,000	25,000
Total current liabilities	2,074,000	1,170,000

Long-term liabilities:
Notes payable — related parties, net	—	154,000
Notes payable, net	38,000	292,000
Total long-term liabilities	38,000	446,000

Total liabilities	2,112,000	1,616,000

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock; $.0001 par value, 100,000,000 shares authorized, 31,952,432 shares issued	3,000	3,000
Additional paid-in capital	32,004,000	31,753,000
Treasury stock, at cost	(49,000)	(49,000)
Accumulated deficit	(32,094,000)	(30,785,000)

Total stockholders’ equity (deficit)	(136,000)	922,000

	$1,976,000	$2,538,000

CIMETRIX INCORPORATED AND SUBSIDIARIES
Consolidated Statements of Operations

	Years Ended December 31,
	2007	2006
Revenues:
New software licenses	$2,537,000	$2,783,000
Software license updates and product support	1,142,000	1,095,000
Total software revenues	3,679,000	3,878,000
Professional services	2,710,000	1,678,000

Total revenues	6,389,000	5,556,000

Operating costs and expenses:
Cost of revenues	3,189,000	2,275,000
Sales and marketing	1,266,000	1,234,000
Research and development	1,026,000	1,037,000
General and administrative	1,743,000	1,686,000
Depreciation and amortization	407,000	432,000

Total operating costs and expenses	7,631,000	6,664,000

Income (loss) from operations	(1,242,000)	(1,108,000)

Other income (expense):
Interest income	9,000	26,000
Interest expense	(76,000)	(72,000)
Gain on extinguishment of debt	—	—
Other income (expense)	—	5,000

Total other expense, net	(67,000)	(41,000)

Income (loss) before income taxes	(1,309,000)	(1,149,000)

Provision for income taxes	—	—

Net income (loss)	$(1,309,000)	$(1,149,000)

Income (loss) per common share:
Basic	$(0.04)	$(0.04)
Diluted	$(0.04)	$(0.04)

Weighted average number of shares outstanding:
Basic	31,927,000	31,927,000
Diluted	31,927,000	31,927,000